Filing pursuant to Rule 433,
Filing No. 333-130439-08
From: lehabs@bloomberg.net [mailto:lehabs@bloomberg.net]
Sent: Tuesday, September 11, 2007 3:17 PM
Subject: ABS NEW ISSUE — $1.0B AMCAR 2007-D-F ** PRICING DETAILS **
ABS NEW ISSUE — $1.0B AMCAR 2007-D-F          ** PRICING DETAILS **
SYNDICATE: LEADS — LEH/CS/UBS; COS — BARC/DB/WACH
STRUCTURE: FSA WRAPPED AUTO ABS
TIMING: PRICED

CL	SIZE(MM)	MDY/S&P /FCH		WAL	WINDOW	BENCH	SPRD	YLD	COUP	PRICE
A-1	$184.000	P	-1/A-1+/F1+	0.22	10/07-03/08	iLIB	+20	5.9139	5.9139	100-00
A-2A	164.000	Aaa/AAA /AAA		0.85	03/08-12/08	EDSF	+70	5.728	5.660	99.99960
A-2B	50.000	Aaa/AAA /AAA		0.85	03/08-12/08	1M L	+55			100-00
A-3A	232.000	Aaa/AAA /AAA		1.80	12/08-02/10	EDSF	+85	5.556	5.490	99.99556
A-3B	40.000	Aaa/AAA /AAA		1.80	12/08-02/10	1M L	+65			100-00
A-4A	200.000	Aaa/AAA /AAA		3.22	02/10-06/11	SWAPS	+95	5.628	5.560	99.99108
A-4B	130.000	Aaa/AAA /AAA		3.22	02/10-06/11	1M L	+80			100-00
NB — SETTLE DATE — 9/20/07, FLAT, FIRST PAY 10/9/07
  - PRICING SPEED — 1.70% ABS; 10% CLEAN-UP CALL
  - LEHMAN WILL BILL AND DELIVER
The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.

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